Exhibit 4.2

TECHPRECISION CORPORATION

RESTRICTED STOCK AWARD TO DIRECTOR

Grantee:	[________]

Number of Shares Granted:	200,000

Date of Grant:	[_________], 2016

RECITALS
This Restricted Stock Award (the "Award Agreement") is made by TechPrecision Corporation, a Delaware corporation (the "Company).
WHEREAS, the Company has agreed to grant and issue to the Grantee and the Grantee desires to acquire [________] Shares (as defined below), subject to certain restrictions and on the terms and conditions contained in this Award Agreement.
NOW, THEREFORE, in consideration of the foregoing and the premises contained herein and intending to be legally bound hereby:
1.    Definitions.  As used herein:
(a)    "Award" means an award of Restricted Stock hereby granted.
(b)    "Date of Grant" means [________], 2016, the date on which the Company awarded the Restricted Stock to the Grantee.
(c)    "Restricted Stock" means the [________] Shares which are the subject of the Award hereby granted.
(d)    "Shares" mean shares of the Company's common stock, par value $0.0001 per share.
2.            Grant of Restricted Stock.  Subject to the terms and conditions set forth herein, the Company hereby grants to the Grantee the Restricted Stock.
3.            Securities Laws, etc.  The Company may from time to time impose any conditions on the Restricted Stock as it deems necessary or advisable to ensure that this Award satisfies the conditions of Rule 16b-3, and that Shares are issued and resold in compliance with the Securities Act of 1933, as amended.  The Company may require that the Grantee represent that the Grantee is holding the Shares for the Grantee's own account and not with a view to or for sale in connection with any distribution of the Shares, or such other representation as the Company deems appropriate.
4.            Delivery of Shares.  The Company shall, without payment from the Grantee for the Restricted Stock, deliver to the Grantee a certificate for the Restricted Stock without any legend or restrictions, except for such restrictions as may be imposed by the Company, in its sole judgment, under Paragraph 3.  The Company may condition delivery of certificates for Shares upon the prior receipt from the Grantee of any undertakings which it may determine are required to ensure that the certificates are being issued in compliance with federal and state securities laws.
5.            Notices.  Any notice to the Company provided for in this instrument shall be addressed to the Corporate Secretary of the Company at 1 Bella Drive, Westminster, MA 01473, and any notice to the Grantee shall be addressed to such Grantee at the current address shown on file with the Company, or to such other address as the Grantee may designate to the Company in writing. Any notice shall be delivered by hand, sent by telecopy or electronic copy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

6.            Miscellaneous.
(a)    The Award granted hereunder shall not confer upon the Grantee any right to continue as a member of the Board of Directors of the Company.
(b)    The Grantee acknowledges that the Company has not advised the Grantee regarding the Grantee's income tax liability in connection with the grant of the Restricted Stock.  The Grantee is not relying on any statements or representations of the Company or any of its agents in regard to such liability.  The Grantee understands that the Grantee (and not the Company) shall be responsible for the Grantee's own tax liability that may arise as a result of the transactions contemplated by this Award Agreement.
(c)    The validity, performance, construction and effect of this Award shall be governed by and determined in accordance with the law of the State of Delaware, without giving effect to conflicts of laws principles thereof.
7.            COUNTERSIGNATURE REQUIRED.  YOU MUST SIGN AND RETURN A COPY OF THIS AWARD AGREEMENT TO THE COMPANY NO LATER THAN [_________], 2016.  IF YOU DO NOT RETURN A SIGNED COPY OF THIS AWARD AGREEMENT TO THE COMPANY BY SUCH DATE, THIS AWARD AGREEMENT WILL AUTOMATICALLY, WITHOUT FURTHER ACTION OF THE COMPANY, TERMINATE AND THE RESTRICTED STOCK WILL BE FORFEITED AT MIDNIGHT ON THAT DATE.
[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Award Agreement effective as of the Date of Grant.

TECHPRECISION CORPORATION

Thomas Sammons
Chief Financial Officer

ACKNOWLEDGED AND ACCEPTED:

___________________________________
[________]

Dated: _____________________________